Exhibit 99.1

 Cantel Medical Reports Financial Results for its Fourth Quarter Fiscal Year 2020
Medical and Dental well positioned as elective procedures positively rebound
•COVID fourth quarter impact on elective procedures less severe than expected
•Elective procedures rebounded to approximately 80% - 85% of pre-COVID levels and strengthening
•Net sales of $233.4M, down 2.5%
•GAAP diluted EPS of $(0.05), down 125.5%
•Non-GAAP diluted EPS of $0.24, down 62.6%
•GAAP net loss of $(2.3)M, down 125.6%
•Non-GAAP net income of $10.0M, down 62.3%
•Full year sales of $1,016.0M, up 10.7%
•Full year GAAP diluted EPS of $0.40, down 69.4%
•Full year Non-GAAP diluted EPS of $1.65, down 30.4%
Little Falls, New Jersey - (September 17, 2020) - Cantel Medical Corp. (NYSE: CMD) today announced financial results for its fourth quarter ended July 31, 2020.

Fourth quarter 2020 net sales were $233.4M, down 2.5% compared to the prior year. Excluding the impact of foreign currency, net sales decreased by 2.7%, driven by an organic decline of 18.0%, which was partially offset by the impact from acquisitions of 15.7%. Similar to the prior quarter, the decline in organic sales resulted from the reduction of elective procedures driven by the worldwide COVID pandemic, which impacted the Company’s entire fourth quarter.

Fourth quarter 2020 GAAP earnings per diluted share decreased 125.5% to $(0.05), compared to GAAP earnings per diluted share of $0.21 in the prior year period. GAAP earnings per diluted share was negatively impacted by COVID, higher amortization, restructuring-related costs in the Dental segment and integration expenses related to the Hu-Friedy acquisition.

Fourth quarter 2020 Non-GAAP earnings per diluted share decreased 62.6% to $0.24, compared to Non-GAAP earnings per diluted share of $0.63 in the prior year. The decrease in earnings per share was driven by the impact of COVID, which negatively affected the Company’s Medical and Dental segment revenues during the quarter.

George Fotiades, Chief Executive Officer, stated, “We are pleased with our fourth quarter performance in the face of the impact of COVID on procedures in our Medical and Dental segments. We executed very well in managing operating expenses and working capital, and we were able to pay down $75 million of our revolver earlier in September. While it will take a while longer to see a full recovery of procedures, we will remain agile in managing operating expenses and operating margins, while continuing to aggressively execute on our Cantel 2.0 initiatives. Furthermore, we will look to continue to pay down debt as the opportunity arises.”

With the acquisition of Hu-Friedy, as well as the impact from COVID, the Company’s balance sheet has changed from historical trends. The fourth quarter ended with cash of $277.9M and gross debt of $1,113.4M. The Company generated EBITDAS of $27.9M and adjusted EBITDAS of $37.9M in the quarter, down 19.6% compared to the prior year. Early in the fourth quarter, the Company made significant progress in solidifying its financial position. In May 2020, the Company amended its credit facilities with its lender group to provide ample flexibility to manage the anticipated negative impact created by the COVID pandemic. Later that month, the Company issued convertible senior notes of $168M in aggregate in a private offering to further enhance its liquidity position.

Following the end of the fourth quarter, given its extremely strong cash position, the Company paid down $75.0M of its outstanding revolver borrowings. The Company will continue to evaluate its ability to pay down debt and deleverage on a quarterly basis.

Fourth quarter financial results and key updates:
•Net cash provided by operating activities was $44.0M
•Life Sciences and Dialysis maintained revenue growth in line with previous expectations
•Dental revenue increased 59.0%, driven by the acquisition of Hu-Friedy, while organic revenue decreased 20.6% due to deferred elective procedures, which was partially offset by strong performance in face masks, face shields, surface disinfectants and wipes
•Medical revenue decreased 24.8% on an organic basis, with May revenue slightly increasing from April levels, and then strongly accelerating into June and July
•Management instituted key cost and cash saving measures which included the following:
◦Deployed workforce furloughs across manufacturing sites experiencing declines in demand, along with temporary furloughs and decreases in pay for administrative personnel
◦Deferred all non-essential capital expenditures
◦Cancelled all non-essential travel
◦Reduced inventory in areas where demand has decreased, including aggressive material management to limit purchasing
◦Suspended any cash dividend through at least October 31, 2021
◦Suspended and reduced executive salaries and board of director compensation

While the impact of COVID on elective procedures was significant in Medical and Dental, daily sales rates improved over the course of the fourth quarter ahead of expectations. Estimated procedure volume continuously improved, following a trough in late April, to a level today in the 80% - 85% range of the pre-COVID period and are strengthening. While the company anticipates an eventual full recovery of elective procedures to pre-COVID levels, the timing remains uncertain.

Conference Call Information:
The Company will hold a conference call to discuss the results for its fourth quarter ended July 31, 2020 later this morning, at 8:30 a.m. Eastern Daylight Time.

To participate in the conference call, dial 1-844-369-8770 (U.S. & Canada) or 1-862-298-0840 (International) approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Thursday, September 17, 2020 through 8:30 a.m. Eastern Daylight Time on October 16, 2020 by dialing 1-877-481-4010 (U.S. & Canada) or 1-919-882-2331 (International) and using conference ID #36688.

An audio webcast will be available via the Cantel website at www.cantelmedical.com. A replay of the presentation will be archived on the Cantel web site for those unable to listen live. In addition, the Company will provide a supplemental presentation to complement the conference call. The presentation can be accessed on Cantel’s website in the Investor Relations section under presentations.

About Cantel Medical:
Cantel Medical is a leading global company dedicated to delivering innovative infection prevention products and services for patients, caregivers, and other healthcare providers which improve outcomes, enhance safety and help save lives. Our products include specialized medical device reprocessing systems for endoscopy and renal dialysis, advanced water purification equipment, sterilants, disinfectants and cleaners, sterility assurance monitoring products for hospitals and dental clinics, disposable infection control products primarily for dental and GI endoscopy markets, instruments and instrument reprocessing workflow systems serving the dental industry, dialysate concentrates, hollow fiber membrane filtration and separation products. Additionally, we provide technical service for our products.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on current expectations, estimates, or forecasts about our businesses, the industries in which we operate, and the current beliefs and assumptions of management; they do not relate strictly to historical or current facts. Without limiting the foregoing, words or phrases such as “expect,” “anticipate,” “look to,” “goal,” “project,” “intend,” “plan,” “believe,” “seek,” “may,” “could,” “aspire” and variations of such words and similar expressions generally identify forward-looking statements. In addition, any statements that refer to predictions or projections of our future financial performance, anticipated growth, strategic objectives, performance drivers and trends in our businesses, the impacts and recovery from the COVID pandemic, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions about future events, activities or developments and are subject to numerous risks, uncertainties, and assumptions that are difficult to predict, including the impacts of the COVID-19 pandemic on our operations and financial results, general economic conditions, technological and market changes in the medical device industry, our ability to execute on our strategy, risks associated with operating our international business, including limited operating experience and market recognition in new international markets, changes in United States healthcare policy at both the state and federal level, product liability claims resulting from the use of products we sell and distribute, and risks related to our intellectual property and proprietary rights needed to maintain our competitive position. We caution that undue reliance should not be placed on such forward-looking statements, which speak only as of the date made. For a further list and description of these and other important risks and uncertainties that may affect our future operations, see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as further updated by our Quarterly Reports on Form 10-Q we have filed or will file hereafter and by our Current Report on Form 8-K dated May 12, 2020. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact:	Matthew Micowski
VP, FP&A and Investor Relations
mmicowski@cantelmedical.com
Phone: (973) 774-7455

CANTEL MEDICAL CORP.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2020	2019	2020	2019
Net sales	$233,371	$239,476	$1,016,048	$918,155

Cost of sales	133,094	128,823	576,675	490,701

Gross profit	100,277	110,653	439,373	427,454

Expenses:
Selling	36,524	36,999	157,732	140,232
General and administrative	48,091	49,856	197,562	172,383
Research and development	8,419	8,965	32,372	31,320
Total operating expenses	93,034	95,820	387,666	343,935

Income from operations	7,243	14,833	51,707	83,519

Interest expense, net	13,711	2,763	39,793	9,505
Other expense (income)	—	8	—	(1,305)

(Loss) income before income taxes	(6,468)	12,062	11,914	75,319

Income taxes	(4,210)	3,237	(5,119)	20,277

Net (loss) income	$(2,258)	$8,825	$17,033	$55,042

(Loss) earnings per common share - diluted	$(0.05)	$0.21	$0.40	$1.32

Dividends declared per common share	$—	$0.10	$0.105	$0.20

Weighted average shares - diluted	42,140,273	41,823,577	42,309,216	41,757,116

(dollar amounts in thousands except share and per share data or as otherwise specified)

CANTEL MEDICAL CORP.
Condensed Consolidated Balance Sheets
(Unaudited)

	July 31, 2020	July 31, 2019
Assets
Cash and cash equivalents	$277,871	$44,535
Accounts receivable, net	148,419	146,910
Inventories, net	167,960	138,234
Prepaid expenses and other current assets	18,443	20,920
Income taxes receivable	32,762	1,197
Total current assets	645,455	351,796

Property and equipment, net	225,222	185,242
Right-of-use assets, net	48,684	—
Intangible assets, net	480,032	141,513
Goodwill	663,484	378,109
Other long-term assets	6,231	9,425
Deferred income taxes	4,787	4,281
Total assets	$2,073,895	$1,070,366

Liabilities and stockholders’ equity
Accounts payable	42,008	39,450
Compensation payable	47,769	32,762
Accrued expenses	41,480	38,545
Deferred revenue	26,223	27,840
Current portion of long-term debt	7,375	10,000
Income taxes payable	4,373	2,803
Current portion of lease liabilities	10,268	—
Total current liabilities	179,496	151,400

Long-term debt	926,834	220,851
Convertible debt	124,835	—
Deferred income taxes	49,533	29,278
Long-term lease liabilities	40,679	—
Other long-term liabilities	20,778	7,300
Total liabilities	1,342,155	408,829

Common stock	4,681	4,636
Additional paid-in capital	273,040	204,795
Retained earnings	551,659	539,097
Accumulated other comprehensive loss	(28,783)	(22,197)
Treasury stock	(68,857)	(64,794)
Total stockholders’ equity	731,740	661,537
Total liabilities and stockholders’ equity	$2,073,895	$1,070,366

(dollar amounts in thousands except share and per share data or as otherwise specified)

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Twelve Months Ended July 31,
	2020	2019
Cash flows from operating activities
Net income	$17,033	$55,042
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	30,441	21,510
Amortization	32,961	20,849
Stock-based compensation expense	12,076	15,562
Deferred income taxes	15,817	(2,062)
Amortization of right-of-use assets	10,292	—
Amortization of debt issuance costs and debt discount	3,810	594
Inventory step-up amortization	16,700	346
Fair value adjustments to contingent consideration	(6,370)	—
Other non-cash items, net	4,489	(2,880)
Changes in assets and liabilities, net of effects of acquisitions/dispositions	(392)	(42,030)
Net cash provided by operating activities	136,857	66,931

Cash flows from investing activities
Capital expenditures	(33,796)	(95,438)
Proceeds from sale of businesses, net	2,287	3,053
Acquisitions, net of cash acquired	(721,350)	(40,644)
Net cash used in investing activities	(752,859)	(133,029)

Cash flows from financing activities
Proceeds from issuance of long-term debt	400,000	—
Repayments of long-term debt	(43,625)	(15,207)
Borrowings under revolving credit facility	388,900	50,000
Repayments under revolving credit facility	(32,900)	(7,000)
Proceeds from issuance of convertible debt	168,000	—
Dividends paid	(4,471)	(8,350)
Debt issuance costs	(17,081)	—
Finance lease payments	(399)	—
Contingent consideration payments	(1,691)	—
Purchases of treasury stock	(4,063)	(4,741)
Net cash provided by financing activities	852,670	14,702

Effect of exchange rate changes on cash and cash equivalents	(3,332)	1,834

Increase (decrease) in cash and cash equivalents	233,336	(49,562)
Cash and cash equivalents at beginning of period	44,535	94,097
Cash and cash equivalents at end of period	$277,871	$44,535
(dollar amounts in thousands except share and per share data or as otherwise specified)

SUPPLEMENTARY INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

In evaluating our operating performance, we supplement the reporting of our financial information determined under generally accepted accounting principles in the United States (“GAAP”) with certain non-GAAP financial measures including (i) non-GAAP net income, (ii) non-GAAP earnings per diluted share (“EPS”), (iii) earnings before interest, taxes, depreciation, amortization, loss on disposal of fixed assets, and stock-based compensation expense (“EBITDAS”), (iv) adjusted EBITDAS, (v) net debt and (vi) organic sales. These non-GAAP financial measures are indicators of our performance that are not required by, or presented in accordance with, GAAP. They are presented with the intent of providing greater transparency to financial information used by us in our financial analysis and operational decision-making. We believe that these non-GAAP measures provide meaningful information to assist investors, stockholders and other readers of our consolidated financial statements in making comparisons to our historical operating results and analyzing the underlying performance of our results of operations. These non-GAAP financial measures are not intended to be, and should not be, considered separately from, or as an alternative to, the most directly comparable GAAP financial measures.

To measure earnings performance on a consistent and comparable basis, we exclude certain items that affect comparability of operating results and the trend of earnings. These adjustments are irregular in timing, may not be indicative of our past and future performance and are therefore excluded to allow investors to better understand underlying operating trends. The following are examples of the types of adjustments that are excluded: (i) amortization of purchased intangible assets, (ii) acquisition-related items, (iii) business optimization and restructuring-related charges, (iv) certain significant and discrete tax matters and (v) other significant items management deems irregular or non-operating in nature.

        Amortization expense of purchased intangible assets is a non-cash expense related to intangibles that were primarily the result of business acquisitions. Our history of acquiring businesses has resulted in significant increases in amortization of intangible assets that reduce our net income. The removal of amortization from our overall operating performance helps in assessing our cash generated from operations including our return on invested capital, which we believe is an important analysis for measuring our ability to generate cash and invest in our continued growth.

Acquisition-related items consist of (i) fair value adjustments to contingent consideration and other contingent liabilities resulting from acquisitions, (ii) due diligence, integration, legal fees and other transaction costs associated with our acquisition program and (iii) acquisition accounting charges for the amortization of the initial fair value adjustments of acquired inventory and deferred revenue. The adjustments of contingent consideration and other contingent liabilities are periodic adjustments to record such amounts at fair value at each balance sheet date. Given the subjective nature of the assumptions used in the determination of fair value calculations, fair value adjustments may potentially cause significant earnings volatility that are not representative of our operating results. Similarly, due diligence, integration, legal and other acquisition costs associated with our acquisition program, including accounting charges relating to recording acquired inventory and deferred revenue at fair market value, can be significant and also adversely impact our effective tax rate as certain costs are often not tax-deductible. Since these acquisition-related items are irregular and often mask underlying operating performance, we exclude these amounts for purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current operating performance and a comparison to past operating performance.

Restructuring-related and business optimization items consist of severance-related costs associated with workforce reductions and other restructuring-related activities. Such costs include (i) salary continuation, (ii) bonus payments, (iii) outplacement services, (iv) medical-related premium costs and (v) accelerated stock-compensation costs. Since these restructuring-related and business optimization items often mask underlying operating performance, we exclude these amounts for purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current operating performance and a comparison to past operating performance.

Excess tax benefits and expenses resulting from stock compensation are recorded as an adjustment to income tax expense. The magnitude of the impact of excess tax benefits generated in the future, which may be favorable or unfavorable, are dependent upon our future grants of equity awards, our future share price on the date awards vest in relation to the fair value of awards on grant date and the exercise behavior of our stock award holders. Since these tax effects are largely unrelated to our results and unrepresentative of our normal effective tax rate, we excluded their impact on net income and diluted EPS to arrive at our non-GAAP financial measures.

We are required under GAAP to separately account for the liability (debt) and equity (conversion option) components of our convertible debt issued in May 2020. Accordingly, we are required to recognize non-cash interest expense that is associated with the debt discount component recorded in equity. Since the amortization of the debt discount is a non-cash expense, we excluded its impact on net income and diluted EPS to arrive at our non-GAAP financial measures as we believe that the exclusion of the non-cash interest expense provides investors an enhanced view of our operational performance related to cash flow and liquidity.

During fiscal 2020, we recorded a discrete tax benefit related to a provision under the federal CARES Act, which allowed us to carryback taxable losses up to five years. As we believe that this item was not representative of our normal effective tax rate, we excluded its impact on net income and diluted EPS for fiscal 2020 to arrive at our non-GAAP financial measures.

During fiscal 2020, we completed the disposition of a dental product line, which resulted in a pre-tax loss of $127 through general and administrative expenses. Since we believe that this loss was not representative of our ordinary course past or future expenses, we made an adjustment to our net income and diluted EPS for fiscal 2020 to exclude this loss to arrive at our non-GAAP financial measures.

During fiscal 2019, we recorded specific discrete tax items associated with our international operations that were unrelated to fiscal 2019. As we believe that these items were not representative of our normal effective tax rate, we excluded their impact on net income and diluted EPS for fiscal 2019 to arrive at our non-GAAP financial measures.

During fiscal 2019, we completed the disposition of our high purity water business in Canada, which resulted in a pre-tax gain of $1,305 through other income. As we believe that this gain was not representative of past or future operations, we made an adjustment to our net income and diluted EPS for fiscal 2019 to exclude this gain to arrive at our non-GAAP financial measures.

During fiscal 2019, we recorded an adjustment to a minor litigation matter in our consolidated financial statements. Since we believe that these costs were irregular and mask our underlying operating performance, we made an adjustment to our net income and diluted EPS for fiscal 2019 to exclude such costs to arrive at our non-GAAP financial measures.

        The reconciliations of net income and diluted EPS to non-GAAP net income and non-GAAP diluted EPS were calculated as follows:

	Three Months Ended July 31,
(Unaudited)	2020		2019
Net (loss) income/Diluted EPS, as reported	$(2,258)	$(0.05)	$8,825	$0.21
Intangible amortization, net of tax(1)	7,613	0.18	4,093	0.10
Acquisition-related items, net of tax(2)	2,028	0.05	5,453	0.13
Restructuring-related charges, net of tax(3)	6,903	0.16	7,529	0.17
Convertible debt discount amortization, net of tax(4)	1,036	0.02	—	—
Gain on disposition of business, net of tax(5)	—	—	(14)	—
Loss on disposition of product line, net of tax(1)	(35)	—	—	—
Excess tax benefits(6)	—	—	(21)	—
Tax matters(6)	(5,291)	(0.12)	666	0.02
Non-GAAP net income/Non-GAAP diluted EPS	$9,996	$0.24	$26,531	$0.63
________________________________________________
(1)Amounts were recorded in general and administrative expenses.
(2)In fiscal 2020, pre-tax acquisition-related items of $20 were recorded in cost of sales and $1,199 were recorded in general and administrative expenses. In fiscal 2019, pre-tax acquisition-related items of $51 were recorded in cost of sales and $7,281 were recorded in general and administrative expenses.
(3)In fiscal 2020, pre-tax restructuring-related items of $1,649 were recorded in cost of sales and $7,462 were recorded in general and administrative expenses. In fiscal 2019, pre-tax restructuring-related items of $1,971 were recorded in cost of sales, $8,974 were recorded in general and administrative expenses and $8 were recorded in other income, net.
(4)Amounts were recorded in interest expense, net.
(5)Amounts were recorded in other income.
(6)Amounts were recorded in income taxes.

(dollar amounts in thousands except share and per share data or as otherwise specified)

The reconciliations of net income and diluted EPS to non-GAAP net income and non-GAAP diluted EPS were calculated as follows:

	Twelve Months Ended July 31,
(Unaudited)	2020		2019
Net income/Diluted EPS, as reported	$17,033	$0.40	$55,042	$1.32
Intangible amortization, net of tax(1)	24,944	0.59	16,021	0.38
Acquisition-related items, net of tax(2)	20,133	0.48	9,689	0.23
Restructuring-related charges, net of tax(3)	16,626	0.39	18,015	0.43
Convertible debt discount amortization, net of tax(4)	1,036	0.02	—	—
Litigation matters, net of tax(1)	—	—	134	—
Gain on disposition of business, net of tax(5)	—	—	(943)	(0.02)
Loss on disposition of product line, net of tax(1)	95	—	—	—
Excess tax benefits(6)	559	0.01	(584)	(0.01)
Tax matters(6)	(10,574)	(0.24)	1,625	0.04
Non-GAAP net income/Non-GAAP diluted EPS	$69,852	$1.65	$98,999	$2.37
________________________________________________
(1)Amounts were recorded in general and administrative expenses.
(2)In fiscal 2020, pre-tax acquisition-related items of $16,721 were recorded in cost of sales and $9,978 were recorded in general and administrative expenses. In fiscal 2019, pre-tax acquisition-related items of $351 were recorded in net sales, $537 were recorded in cost of sales and $12,241 were recorded in general and administrative expenses.
(3)In fiscal 2020, pre-tax restructuring-related items of $6,490 were recorded in cost of sales and $16,092 were recorded in general and administrative expenses. In fiscal 2019, pre-tax restructuring-related items of $2,243 were recorded in cost of sales, $21,507 were recorded in general and administrative expenses and $1,305 were recorded in other income, net.
(4)Amounts were recorded in interest expense, net.
(5)Amounts were recorded in other income.
(6)Amounts were recorded in income taxes.

Reconciliation of Net Income to EBITDAS and Adjusted EBITDAS

        We believe EBITDAS is an important valuation measurement for management and investors given the increasing effect that non-cash charges, such as stock-based compensation, amortization related to acquisitions and depreciation of capital equipment have on net income. In particular, acquisitions have historically resulted in significant increases in amortization of purchased intangible assets that reduce net income. Additionally, we regard EBITDAS as a useful measure of operating performance and cash flow before the effect of interest expense and is a complement to operating income, net income and other GAAP financial performance measures.

We define adjusted EBITDAS as EBITDAS excluding the same non-GAAP adjustments to net income discussed above. We use adjusted EBITDAS when evaluating operating performance because we believe the exclusion of such adjustments, of which a significant portion are non-cash items, is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period.

(dollar amounts in thousands except share and per share data or as otherwise specified)

The reconciliations of net income to EBITDAS and adjusted EBITDAS were calculated as follows:

	Three Months Ended July 31,		Twelve Months Ended July 31,
(Unaudited)	2020	2019	2020	2019
Net (loss) income, as reported	$(2,258)	$8,825	$17,033	$55,042
Interest expense, net	13,711	2,763	39,793	9,505
Income taxes	(4,210)	3,237	(5,119)	20,277
Depreciation	8,336	6,055	30,441	21,510
Amortization	9,009	5,341	32,961	20,849
Loss on disposal of fixed assets	102	224	1,399	1,592
Stock-based compensation expense	3,233	3,677	12,076	15,562
EBITDAS	27,923	30,122	128,584	144,337
Acquisition-related items(1)	1,190	7,332	25,787	13,129
Restructuring-related charges(1)	8,801	9,653	22,204	18,524
Litigation matters	—	—	—	163
Loss on disposition of product line	(43)	—	127	—
Gain on disposition of business	—	8	—	(1,305)
Adjusted EBITDAS	$37,871	$47,115	$176,702	$174,848
________________________________________________
(1)Excludes stock-based compensation expense.

Net Debt

        We define net debt as long-term debt (bank debt excluding unamortized debt issuance costs) plus convertible debt (excluding unamortized debt issuance costs and unamortized discount), less cash and cash equivalents. We believe that the presentation of net debt provides useful information to investors because we review net debt as part of our management of our overall liquidity, financial flexibility, capital structure and leverage.

(Unaudited)	July 31, 2020	July 31, 2019
Long-term debt (excluding debt issuance costs)	$945,375	$233,000
Convertible debt (excluding debt issuance costs and discount)	168,000	—
Less cash and cash equivalents	(277,871)	(44,535)
Net debt	$835,504	$188,465

Reconciliation of Net Sales Growth to Organic Sales Growth

        We define organic sales as net sales less (i) the impact of foreign currency translation, (ii) net sales related to acquired businesses during the first twelve months of ownership and (iii) dispositions during the periods being compared. We believe that reporting organic sales provides useful information to investors by helping identify underlying growth trends in our business and facilitating easier comparisons of our revenue performance with prior periods. We exclude the effect of foreign currency translation from organic sales because foreign currency translation is not under management’s control, is subject to volatility and can obscure underlying business trends. We exclude the effect of acquisitions and dispositions because the nature, size, and number of acquisitions and dispositions can vary dramatically from period to period and can obscure underlying business trends and make comparisons of financial performance difficult.

(dollar amounts in thousands except share and per share data or as otherwise specified)

        For the three months ended July 31, 2020, the reconciliation of net sales growth to organic sales growth for total net sales and net sales of our four reportable segments were calculated as follows:

(Unaudited)	Net Sales	Medical Net Sales	Life Sciences Net Sales	Dental Net Sales	Dialysis Net Sales
Net sales growth	(2.5)%	(25.0)%	0.7%	59.0%	0.2%
Impact due to foreign currency translation	(0.2)%	(0.2)%	(0.2)%	—%	(0.2)%
Sales related to acquisitions	15.7%	—%	—%	79.6%	—%
Organic sales growth	(18.0)%	(24.8)%	0.9%	(20.6)%	0.4%

        For the twelve months ended July 31, 2020, the reconciliation of net sales growth to organic sales growth for total net sales and net sales of our four reportable segments were calculated as follows:

(Unaudited)	Net Sales	Medical Net Sales	Life Sciences Net Sales	Dental Net Sales	Dialysis Net Sales
Net sales growth	10.7%	(10.6)%	0.2%	92.3%	(5.3)%
Impact due to foreign currency translation	(0.4)%	(0.6)%	(0.1)%	—%	(0.1)%
Sales related to acquisitions/dispositions	17.1%	—%	(1.7)%	95.5%	—%
Organic sales growth	(6.0)%	(10.0)%	2.0%	(3.2)%	(5.2)%
(dollar amounts in thousands except share and per share data or as otherwise specified)